Exhibit 99.1

TIER REIT Announces a Second Quarter Distribution

DALLAS, Texas, May 13, 2015 - TIER REIT, Inc., a Dallas-based real estate investment trust, announced that its board of directors has declared a cash distribution of $0.03 per share of common stock for the second quarter of 2015. The distribution will be paid on July 8, 2015 to stockholders of record on June 30, 2015.

“Reinstating the distribution was one of our key objectives for 2015, and we are pleased that the company is now in a position to reinstate what we believe is a sustainable quarterly distribution for our stockholders,” said Scott Fordham, Chief Executive Officer of TIER REIT.

Distributions are authorized at the discretion of the company’s board of directors based on its analysis of numerous factors, including but not limited to the company’s forthcoming cash needs and financial condition, and there is no assurance that distributions will continue or at any particular rate or timing.

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas, Texas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in population and office-using employment growth. For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements contained herein may be impacted by a number of risks and uncertainties, including the company’s ability to rent space on favorable terms, its ability to address debt maturities and fund its capital requirements, the value of its assets, its anticipated capital expenditures, and other matters. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, as well as other factors described in the Risk Factors section of TIER REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Forward-looking statements in this press release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

TIER REIT, Inc.
Kelly Sargent, 972-387-5473
ksargent@tierreit.com
Source: TIER REIT, Inc.